UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2018

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Telenet Financing USD LLC (“Telenet Financing USD”), Telenet International Finance S.à r.l. (“Telenet International Finance”) and Telenet BVBA entered into the financing described below by way of additional facilities drawn under the credit agreement originally dated August 1, 2007, as amended from time to time (the “Credit Agreement”). Telenet Financing USD is a direct wholly-owned subsidiary of Telenet International Finance, Telenet International Finance is a direct wholly-owned subsidiary of Telenet BVBA, Telenet BVBA is an indirect wholly-owned subsidiary of Telenet Group Holding NV/SA, and Telenet Group Holding NV/SA is an indirect majority-owned subsidiary of Liberty Global plc.

On August 8, 2018, Telenet Financing USD, Telenet BVBA and The Bank of Nova Scotia as facility agent, among others, entered into a $475.0 million additional facility accession agreement (the “Additional Facility AN2 Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the Additional Facility AN2 Accession Agreement, certain lenders have agreed to provide a $475.0 million term loan facility (“Facility AN2”) to Telenet Financing USD by way of upsizing the term loan AN facility (“Facility AN”) outstanding under the $1.6 billion additional facility AN accession agreement dated May 24, 2018 pursuant to the Credit Agreement. On and from the Effective Date (as defined in the Additional Facility AN2 Accession Agreement), Facility AN2 and Facility AN shall constitute and be considered as, a single Telenet additional facility under the Credit Agreement.

Under the terms of the Additional Facility AN2 Accession Agreement, Facility AN2 is to be issued at 98.50% of par. The final maturity date for Facility AN2 will be August 15, 2026. Facility AN2 will bear interest at a rate of LIBOR plus 2.25% per annum subject to a LIBOR floor of 0%. Facility AN2 can be utilized by Telenet Financing USD for its general corporate purposes and/or working capital purposes including, without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of the Group (as defined in the Credit Agreement) and the payment of any fees and expenses in connection with Facility AN2 or other transactions related thereto.

On August 8, 2018, Telenet International Finance, Telenet BVBA and The Bank of Nova Scotia as facility agent, among others, entered into a €205.0 million ($238.0 million at the August 8, 2018 exchange rate) additional facility accession agreement (the “Additional Facility AO2 Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the Additional Facility AO2 Accession Agreement, certain lenders have agreed to provide a €205.0 million term loan facility (“Facility AO2”) to Telenet International Finance by way of upsizing the term loan AO facility (“Facility AO”) outstanding under the €730.0 million ($847.5 million at the August 8, 2018 exchange rate) additional facility AO accession agreement dated May 25, 2018 pursuant to the Credit Agreement. On and from the Effective Date (as defined in the Additional Facility AO2 Accession Agreement), Facility AO2 and Facility AO shall constitute and be considered as, a single Telenet additional facility under the Credit Agreement.

Under the terms of the Additional Facility AO2 Accession Agreement, Facility AO2 is to be issued at 98.00% of par. The final maturity date for Facility AO2 will be December 15, 2027. Facility AO2 will bear interest at a rate of EURIBOR plus 2.50% per annum subject to a EURIBOR floor of 0%. Facility AO2 can be utilized by Telenet International Finance for its general corporate purposes and/or working capital purposes including, without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of the Group (as defined in the Credit Agreement) and the payment of any fees and expenses in connection with Facility AO2 or other transactions related thereto.

The Additional Facility AN2 Accession Agreement and the Additional Facility AO2 Accession Agreement provide that the lenders under Facility AN2 and Facility AO2 (as applicable) consent to the amendments to the covenants and other provisions of the Credit Agreement and the Finance Documents (as defined in the Credit Agreement) outlined in the Additional Facility AN2 Accession Agreement and the Additional Facility AO2 Accession Agreement (as applicable) (including in the schedules thereto). Once the consent of the requisite lenders is obtained under the Credit Agreement, such amendments may be implemented at the election of Telenet BVBA.

The foregoing descriptions of Facility AN2 and Facility AO2 and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Additional Facility AN2 Accession Agreement, a copy of which is attached hereto as Exhibit 4.1, and the Additional Facility AO2 Accession Agreement, a copy of which is attached hereto as Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Name

4.1
Additional Facility AN2 Accession Agreement dated August 8, 2018 and entered into between, among others, Telenet Financing USD LLC as the Borrower, Telenet BVBA as a Guarantor and The Bank of Nova Scotia as the Facility Agent.

4.2
Additional Facility AO2 Accession Agreement dated August 8, 2018 and entered into between, among others, Telenet International Finance S.à r.l. as the Borrower, Telenet BVBA as a Guarantor and The Bank of Nova Scotia as the Facility Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: August 14, 2018

4